UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2020

TRIPADVISOR, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35362	80-0743202
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 1st Avenue Needham, MA 02494
(Address of Principal Executive Offices) (Zip Code)

(781) 800-5000

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TRIP	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 9, 2020, Tripadvisor, Inc. (the “Issuer”) completed the sale of $500 million aggregate principal amount of 7.000% senior notes due 2025 (the “Notes”), pursuant to a purchase agreement, dated July 7, 2020, among the Issuer, the guarantors party thereto (the “Guarantors”) and the initial purchasers party thereto.

The Notes were issued pursuant to an indenture, dated July 9, 2020 (the “Indenture”), among the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee. The Indenture provides, among other things, that interest will be payable on the Notes on January 15 and July 15 of each year, beginning on January 15, 2021, until their maturity date of July 15, 2025. The Notes are senior unsecured obligations of the Issuer and will be guaranteed on a senior unsecured basis by each of its existing and future wholly owned domestic restricted subsidiaries that guarantees the credit facility or that guarantees certain of our other indebtedness or indebtedness of a guarantor.

The Issuer has the option to redeem all or a portion of the Notes at any time on or after July 15, 2022 at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any. The Issuer may also redeem all or any portion of the Notes at any time prior to July 15, 2022, at a price equal to 100% of the aggregate principal amount thereof plus a make-whole premium and accrued and unpaid interest, if any. In addition, before July 15, 2022, the Issuer may redeem up to 40% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at the redemption price set forth in the Indenture, provided that certain conditions are met. Under certain circumstances, until 120 days after the issue date, the Issuer may redeem in the aggregate up to 40% of the aggregate principal amount of the Notes in an amount not to exceed the amount of the net cash proceeds of any loan received pursuant to a Regulatory Debt Facility (as defined in the Indenture), so long as at least 60% of the aggregate principal amount of the notes remain outstanding after each such redemption. Subject to certain limitations, in the event of a Change of Control Triggering Event (as defined in the Indenture), the Issuer will be required to make an offer to purchase the Notes at a price equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase.

The Indenture contains covenants that, among other things, restrict the ability of the Issuer and the ability of certain of its subsidiaries to incur or guarantee additional indebtedness or issue disqualified stock or certain preferred stock; pay dividends and make other distributions or repurchase stock; make certain investments; create or incur liens; sell assets; create restrictions affecting the ability of restricted subsidiaries that are non-guarantors to make distributions, loans or advances or transfer assets to the issuer or the guarantors; enter into certain transactions with the Issuer’s affiliates; designate restricted subsidiaries as unrestricted subsidiaries; and merge, consolidate or transfer or sell all or substantially all of the Issuer’s assets. These covenants are subject to a number of important exceptions and qualifications.

The Indenture provides for customary events of default, which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest; breach of other agreements in the indentures; defaults in failure to pay certain other indebtedness; the rendering of judgments to pay certain amounts of money against the Issuer and certain of its subsidiaries; the failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency.

The Notes were issued in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Indenture, a copy of which is filed as Exhibit 4.1 hereto, and the Notes, a form of which is filed as Exhibit 4.2 hereto, both of which are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

4.1	Indenture, dated July 9, 2020, among Tripadvisor, Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee.

4.2	Form of Senior Note (included in Exhibit 4.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRIPADVISOR, INC.

Date: July 9, 2020	By:	/S/ SETH J. KALVERT
Seth J. Kalvert
Senior Vice President, General Counsel and Secretary

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